EX 10.2

                          CONTRACTOR SERVICES AGREEMENT
                          -----------------------------

         THIS AGREEMENT (the "Agreement") is effective as of the 15th day of May, 2001 (the "Effective Date"), by and between UNITED SHIPPING & TECHNOLOGY, INC., a Utah corporation ("Company") and MCG GLOBAL, LLC ("Contractor").

                              W I T N E S S E T H:

         WHEREAS, Company is engaged in the logistics and same-day delivery business (collectively, the "Business");

         WHEREAS, Contractor is experienced in the business of consulting with corporate management regarding operational, strategic and financial guidance and has the expertise necessary to advise Company regarding these and similar matters;

         WHEREAS, Company desires to contract for the services of Contractor in connection with Company's Business, operations, debt structure, vendors and contractual obligations and, in particular with its rights and obligations under that certain Merger Agreement, dated September 24, 1999 between CEX Holdings, Inc., a Colorado corporation ("CEX"), Corporate Express Delivery Systems, Inc., a Delaware corporation, United Shipping & Technology, Inc., a Utah corporation and United Shipping & Technology Acquisition Corp., a Delaware corporation (the "Merger Agreement");

         WHEREAS, the parties wish to enter into this Agreement to reflect their mutual understandings and agreements;

         NOW, THEREFORE, in consideration of the foregoing recitals, which are hereby made an integral part hereof and of the mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

                  1. Confidential Information. Company and Contractor previously entered into a Non-Disclosure and Non-Circumvention Agreement on April 18, 2001 (the "Non-Disclosure Agreement"), which Non-Disclosure Agreement, as well as its duties, obligations and definitions are incorporated herein by reference. As used in this Agreement, the term "Confidential Information" shall mean, in addition to the definitions contained in the Non-Disclosure Agreement, any and all information regarding Company, the Business or the Services disclosed, transferred, or made known to Contractor, including without limitation information concerning Company's past and present litigation, and Company's finances, technology, customers, sales representatives suppliers.

                  2. Services. Contractor shall deliver to Company the items, and shall perform the services, at the times and meeting the requirements, specifications and other conditions described and set forth in Exhibit A attached hereto and by this reference incorporated herein (collectively, the "Services"). All Services called for by this Agreement shall be performed in conjunction with and in accordance with the directions, specifications, conditions and requirements, as the same may be modified from time to time, of Company and its representatives.

                  3. Compensation. In consideration for the Services, Company shall pay Contractor such compensation in such amount and at such times as is specified in Exhibit A attached hereto and by this reference incorporated herein.

                  4. Expense. Company shall reimburse Contractor for all reasonable travel expenses, consistent with the Company's existing travel policies. With the exception of expenses incurred under paragraph 6 hereof, Contractor shall be liable for all other expenses or costs incurred by it with respect to providing the Services.

                  5. Term. The term of this Agreement (the "Term") shall be for a period of two (2) months, commencing on the Effective Date, unless earlier terminated by the parties as set forth herein. Either party may terminate this Agreement at any time, for any reason, upon written notice to the other. Upon termination, Contractor will be entitled to receive reimbursement for any outstanding fees and expenses owed by Company to Contractor under the Agreement.

                  6. Right to Contract With Others; Own Work Schedule. Contractor's obligation hereunder is to provide the Services according to the requirements, specifications and conditions, and no later than the times, specified herein and in Exhibit A hereto. Contractor has no obligation to work any particular hours or days or any particular number of hours or days. Contractor retains the right to contract for similar services with other businesses or individuals, subject to Contractor's obligations under the Non-Disclosure Agreement and hereunder.

                  7. Right to Control. The Company shall have no right to control or direct the details, manner or means by which Contractor or its affiliates provide the Services, except as otherwise set forth in this Agreement. Contractor agrees to not take any action that is detrimental to, or not in the best interest of, the Company.

                  8. Independent Contractor - Not Employee. Contractor is an independent contractor and shall not be considered an employee, partner, joint venturer or agent of the Company for any purpose whatsoever. Contractor acknowledges and agrees that the Company has no responsibility whatsoever for the payment of any taxes or other obligations that arise from Contractor providing the Services.

                  9. Board Approval. The compensation payable to Contractor pursuant to Section 2 of Exhibit A annexed hereto is subject to approval by the Board of Directors of Company.

                  10. Not Assignable. Neither this Agreement nor any of Contractor's rights or obligations hereunder, may be assigned or transferred by Contractor to any party or parties or to any entity or entities; provided, however, that Contractor may assign its right to receive some or all of the compensation payable to Contractor pursuant to Section 2 of Exhibit A annexed hereto provided that written notice of such assignment shall be provided to Company.

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

                  11. Indemnification. In connection with any Services provided hereunder, or any report or recommendation that Contractor provides to Company, Company will indemnify and hold Contractor and its officers, directors, agents, servants and employees harmless from and against all suits, claims (including claims brought by Company, other than for breach of this Agreement by Contractor), costs, liabilities, fees and expenses (including reasonable attorney's fees) resulting from or arising out of any services rendered by Contractor to Company, other than for Contractor's gross negligence or willful misconduct.

                  12. Insurance. Company represents and warrants that it currently maintains Directors and Officers Liability insurance with policy limits of $25,000,000, and covenants that it will not reduce or eliminate such coverage during the Term. Company shall cause Contractor and Vince Wasik to be named as additional insured's under its Directors and Officers Liability insurance policies. Company shall deliver to Contractor a Certificate of Insurance evidencing that Contractor and Vince Wasik have been named as additional insureds under Company's Directors and Officers Liability insurance policies.

                  13. General Provisions.

                           (a) This Agreement encompasses the entire agreement
                  of the parties with respect to the subject matter hereof and there are no other agreements or understandings unless expressed in writing and attached to this Agreement. This Agreement may not be modified or amended except by a written agreement signed by the parties hereto.

                           (b) If one or more of the paragraphs or parts hereof
                  are found to be unenforceable, illegal, contrary to public policy or are in some other manner declared to be unenforceable by a court of competent jurisdiction, this Agreement shall remain in full force and effect except for that paragraph or portion thereof determined to be unenforceable, illegal or contrary to public policy.

                           (c) The construction, interpretation and performance
                  of this Agreement, and all transactions under or related to it, shall be governed by the laws of the State of Minnesota.

                           (d) The terms and provisions of this Agreement
                  relating to Confidential Information and non-competition shall remain in full force and effect notwithstanding the termination or completion of this Agreement or the completion of the provision of the Services.

                           (e) This Agreement shall be binding upon and shall
                  inure to the benefit of the parties hereto and their respective heirs, successors, representatives and assigns; provided, however, that Contractor shall not, without the express written consent of Company, assign or transfer any Confidential Information to others.

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

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

                                   UNITED SHIPPING & TECHNOLOGY, INC.


Dated:  June __, 2001              By:
                                       -------------------------------
                                       Name:
                                       Title:



                                   MCG Global, LLC


Dated:  June __, 2001              By:
                                       -------------------------------
                                       Name:
                                       Title:

                                    EXHIBIT A
                                    ---------
                            SERVICES AND COMPENSATION

         The parties recognize and agree that in connection with the Merger Agreement Company is engaged in on-going discussions and negotiations with CEX regarding the purchase price calculation, insurance payment obligations, debt obligations and various other matters related to the Merger. Additionally, Company is engaged in discussions with General Electric Capital Corporation regarding Company's revolving credit facility. Contractor shall provide services in connection with these discussions, including negotiations with CEX and General Electric Capital Corporation in an effort to benefit Company's cash, balance sheet and equity position and working with management on operational improvements.

         1. Retainer Fee. Company will pay a retainer of one hundred fifty thousand dollars ($150,000) for two months fees to Contractor, at a monthly charge of seventy-five thousand dollars ($75,000) a month.

         2. Success Fees. Company will pay Contractor success fees as follows:

                  (a) In the event Contractor is successful in achieving a reduction of $10.0 Million or more (on a cumulative basis and other than by way of the Company filing for bankruptcy protection or engaging in a complete liquidation) in the (x) liabilities of Company to CEX,
         (y) obligation of Company to pay or assume liabilities pursuant to the Merger Agreement, or (z) positive adjustment to the purchase price (as set forth in subparagraph (i) below) in any one or more of the following four matters, and under terms and conditions acceptable to Company, Company will pay Contractor, as a success fee, a five (5) year warrant to purchase two million (2,000,000) shares of Company's Common Stock at a strike price equal to the closing price of the Common Stock on the date of this Agreement. The designated amounts of each of the four matters listed below are stated in their approximate amounts and are to be used only for establishing Contractor's fees and do not constitute an admission by Company of the ultimate accuracy of the amounts owed to or by CEX or Company. Contractor shall be entitled to such success fee if such reduction is achieved during the Term or within six (6) months of the expiration of the Term or other Termination of this Agreement.

                           (i) Company and CEX are negotiating the purchase
                  price under the Merger Agreement. For the purposes of Contractor's success fee under this Agreement, the amount of the purchase price adjustment asserted by CEX is positive $12.0 Million, as set forth on Attachment 1 annexed hereto. Contractor's Services will include efforts to reduce the $12.0 Million positive adjustment to the purchase price asserted by CEX.

                           (ii) As part of the Merger Agreement, Company entered
                  into three (3) promissory notes, the Short-Term Note, the Long-Term Note and the Convertible Note (each as defined in the Merger Agreement) (together, the "Seller Notes"). The Seller Notes currently have an outstanding principal balance of $14.5 Million. Contractor's Services will include efforts to permanently reduce the principal balance of the Seller Notes, which may include conversion of some or all of the principal balance of such Seller Notes to equity.

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

                           (iii) Currently, the Seller Notes carry outstanding
                  and future interest obligations of $3.0 Million. Contractor's Services will include efforts to permanently reduce the interest balance and obligations of the Seller Notes, which may include conversion of some or all of the interest balance and obligations of such Seller Notes to equity.

                           (iv) As part of the Merger Agreement, Company
                  retained certain insurance liabilities of CEX and/or its subsidiaries and assumed certain liabilities of CEX and/or its subsidiaries. For the purposes of Contractor's success fee under this Agreement, the designated amount for the insurance liabilities is $18 Million. Contractor's Services will include efforts to reduce the Company's obligations pursuant to such insurance liabilities below $18 Million.

                  (b) In the event Company reports monthly net income before extraordinary items restructuring charges, minority interests and income taxes of 2% for any three consecutive month period between the execution of this agreement and the first anniversary of the expiration of this Agreement, Company will pay to Contractor, as a success fee, a five (5) year warrant to purchase two million (2,000,000) shares of Company's Common Stock at a strike price equal to the closing price of the Common Stock on the date of this Agreement.

For purposes of this Section 2, any Common Stock issuable pursuant to either of the Warrants to be issued hereunder shall, upon issuance, have registration rights at least equal to those registration rights granted pursuant to that certain Second Amended and Restated Registration Rights Agreement dated as of March 1, 2001 by and among the Company and TH Lee.Putnam Internet Partners, L.P. et al.

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